Exhibit 4.3

Execution Version

DCP MIDSTREAM OPERATING, LP

AS ISSUER,

DCP MIDSTREAM, LP

AS GUARANTOR

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

Seventh Supplemental Indenture

Dated as of July 17, 2018

to

Indenture

Dated as of September 30, 2010

5.375% Senior Notes due 2025

i

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Seventh Supplemental Indenture”) is made as of July 17, 2018, by and between DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Company”), DCP MIDSTREAM, LP (formerly DCP Midstream Partners, LP), a Delaware limited partnership, having its principal office at 370 17th Street, Suite 2500, Denver, Colorado 80202 (the “Guarantor”), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (herein called the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into an Indenture, dated as of September 30, 2010 (the “Original Indenture”), with The Bank of New York Mellon Trust Company, N.A., as Trustee, to provide for the issuance from time to time of its unsecured senior debt securities (the “Securities”);

WHEREAS, under the Original Indenture, a new series of Securities may at any time be established in accordance with the provisions of the Original Indenture and the form and terms of the Securities of such series may be established by a supplemental indenture executed by the Company, the Guarantor and the Trustee;

WHEREAS, the Company has entered into various supplemental indentures, including the Third Supplemental Indenture dated as of June 14, 2012, pursuant to which the Company amended the Original Indenture provisions regarding the terms on which the Guarantee of the Guarantor or any future Guarantees of the Guarantor or of Subsidiaries or other Affiliates of the Company may be released or terminated (the “Third Supplemental Indenture”);

WHEREAS, the Company proposes to create under the Original Indenture a new series of Securities to be issued in an initial aggregate principal amount of $500,000,000, designated as the 5.375% Senior Notes due 2025, such series to be guaranteed by the Guarantor;

WHEREAS, the Original Indenture is incorporated herein by this reference, and the Original Indenture, as amended and supplemented by the Third Supplemental Indenture and by this Seventh Supplemental Indenture, is herein called the “Indenture”;

WHEREAS, additional Securities of other series hereafter established, except as may be limited in the Indenture as at the time supplemented and modified, may be issued from time to time pursuant to the Indenture as at the time supplemented and modified; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Seventh Supplemental Indenture and to make it the valid and binding obligations of the Company and the Guarantor have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

ESTABLISHMENT OF SERIES

Section 1.01 Establishment. There is hereby established a new series of Securities to be issued under the Indenture, designated as the Company’s 5.375% Senior Notes due 2025 (the “Notes”). The Notes shall have the form and terms specified in Article 2 hereof.

ARTICLE 2

5.375% SENIOR NOTES DUE 2025

Section 2.01 Authentication and Delivery. There are to be authenticated and delivered $500,000,000 principal amount of Notes on the Original Issue Date (as defined below), and additional Notes may be authenticated and delivered from time to time as provided by Sections 301, 303, 304, 305, 306, 906 or 1007 of the Original Indenture or as provided in Section 2.08 of this Seventh Supplemental Indenture. The Notes shall be fully registered and without coupons and shall be initially issued in the form of one or more Global Securities substantially in the form set out in Annex A hereto, which is hereby incorporated into this Seventh Supplemental Indenture by reference. The Notes shall be senior debt securities.

Each Note shall be dated the date of authentication thereof and shall bear interest from the Original Issue Date or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for.

Section 2.02 Definitions. The following defined terms used herein with respect to the Notes shall, unless the context otherwise requires, have the meanings specified below. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Original Indenture.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of consolidated assets of the Guarantor and its Subsidiaries after deducting therefrom (1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long term debt), and (2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on the consolidated balance sheet of the Guarantor and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.

“Debt” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third Business Day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all capitalized lease obligations of such Person, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or which are otherwise such Person’s legal liability), and (vii) all Debt of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Funded Debt” means all Debt maturing one year or more from the date of the creation thereof, all Debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

“Interest Payment Dates” means January 15 and July 15, commencing on January 15, 2019.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, security interest, charge, adverse claim or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law.

“Original Issue Date” means July 17, 2018.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof.

“Principal Property” means, whether owned or leased on the date hereof or hereafter acquired, any pipeline, gathering system, terminal, storage facility, processing plant or other plant or facility owned or leased by the Guarantor or its Subsidiaries and used in the transportation, distribution, terminalling, gathering, treating, processing, marketing or storage of natural gas, natural gas liquids or propane except (1) any property or asset consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles (but excluding vehicles that generate transportation revenues) and (2) any such property or asset, plant or terminal which, in the good faith opinion of the Board of Directors of the Guarantor as evidenced by resolutions of the Board of Directors of the Guarantor, is not material in relation to the activities of the Guarantor and its Subsidiaries, taken as a whole.

“Principal Subsidiary” means the Company and any Subsidiary of the Company or the Guarantor that owns or leases, directly or indirectly, a Principal Property.

“Regular Record Date” means, with respect to each Interest Payment Date, the close of business on January 1 or July 1, respectively, prior to such Interest Payment Date (whether or not a Business Day).

“Sale-Leaseback Transaction” means the sale or transfer by the Guarantor or any Principal Subsidiary of any Principal Property to a Person (other than the Guarantor or a Principal Subsidiary) and the taking back by the Guarantor or any Principal Subsidiary, as the case may be, of a lease of such Principal Property.

“Stated Maturity” means July 15, 2025.

Section 2.03 Payment of Principal and Interest. The principal of the Notes shall be due at Stated Maturity, unless earlier redeemed. The principal amount of the Notes shall bear interest at the rate of 5.375% per annum until paid or duly provided for, such interest to accrue from the Original Issue Date or from the most recent Interest Payment Date on which interest has been paid or duly provided for. Subject to Section 307 of the Original Indenture, interest shall be paid semi-annually in arrears on each Interest Payment Date to the Person or Persons in whose name the Notes are registered on the Regular Record Date for such Interest Payment Date; provided that interest payable at the Stated Maturity of principal or on a Redemption Date as provided herein shall be paid to the Person to whom principal is payable. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand at the same rate; and it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

Payments of interest on the Notes shall include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for the Notes shall be computed and paid on the basis of a 360-day year of twelve 30-day months. If any date on which interest is payable on the Notes is not a Business Day, then payment of the interest payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable.

Payment of principal of, premium, if any, and interest on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, premium, if any, and interest on the Notes represented by a Global Security shall be made by wire transfer of immediately available funds to the Depositary therefor; provided that, in the case of payments of principal and premium, if any, at maturity or upon redemption, such Global Security is first surrendered to a Paying Agent. If any of the Notes are no longer represented by Global Securities, (i) payments of principal, premium, if any, and interest due at the Stated Maturity or earlier redemption of such Notes shall be made at the office of any Paying Agent upon surrender of such Notes to such Paying Agent and (ii) payments of interest shall be made, at the option of the Company, subject to such surrender where applicable, by (A) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.

Section 2.04 Denominations. The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Section 2.05 Redemption at the Option of the Company. At any time prior to April 15, 2025, the Notes shall be redeemable, in whole or in part, at the option of the Company at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present values of the principal amount of the Notes to be redeemed and the remaining scheduled payments of interest thereon (exclusive of interest accrued to the Redemption Date) from the Redemption Date to the respective scheduled payment dates discounted from their respective scheduled payment dates to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as hereinafter defined) plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date. From and after April 15, 2025, the Notes shall be redeemable, in whole or in part, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date.

For purposes of determining the Redemption Price, the following definitions shall apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the term between the Redemption Date and the Stated Maturity (the “Remaining Life”) that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and a U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by MUFG Securities Americas Inc., and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (ii) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., The City of New York time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

The Redemption Price for any redemption pursuant to the first sentence of this Section 2.05 shall be certified in writing to the Trustee by the Company in an Officer’s Certificate no later than one Business Day after the calculation thereof. The Trustee shall not be responsible for calculating said Redemption Price.

The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes and, other than as described in Section 3.06 of this Seventh Supplemental Indenture, shall have no obligation to repurchase any Notes at the option of the Holders.

Notices of redemption may be subject to one or more conditions precedent specified in such notices of redemption. If a notice of redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided, that in no event shall such Redemption Date be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed. The Company shall provide written notice of the satisfaction or waiver of such conditions, the delay of such Redemption Date or the rescission of such notice of redemption to the Trustee no later than one Business Day prior to the scheduled Redemption Date, and the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. Upon receipt of such notice of the delay of such Redemption Date or the rescission of such notice of redemption, such Redemption Date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

Section 2.06 Global Securities. The Notes shall initially be issued in the form of permanent Global Securities registered in the name of the Depositary (which initially shall be The Depository Trust Company) or its nominee. Except under the limited circumstances described below, the Notes represented by such Global Security or Global Securities shall not be exchangeable for, and shall not otherwise be issuable as, Notes in definitive form. The Global Securities described above may not be transferred, except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

A Global Security shall be exchangeable for Notes registered in the names of Persons other than the Depositary or its nominee only if the conditions described in Section 305 of the Indenture relating to any such exchange have been met. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Notes registered in such names as the Depositary shall direct. Except to the extent inconsistent with this Section 2.06, Section 305 of the Indenture shall apply to the Global Securities evidencing the Notes.

Section 2.07 Place of Payment and Paying Agent. The Place of Payment with respect to the Notes shall be the offices of the Paying Agent with respect to the Notes in the Borough of Manhattan, The City of New York.

The Company initially appoints the Trustee to act as Paying Agent and Security Registrar with respect to the Notes.

Section 2.08 Amount Not Limited. The aggregate principal amount of Notes that may be authenticated and delivered under this Seventh Supplemental Indenture shall not be limited, and additional Notes (the “Additional Notes”) may be issued from time to time without any consent of Holders or of the Trustee. The Company may, upon the execution and delivery of this Seventh Supplemental Indenture or from time to time thereafter, execute and deliver the Additional Notes to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Additional Notes upon a Company Order and delivery of such other documentation as are required by the Original Indenture. Upon the issuance of Additional Notes, references herein to the “Notes” shall include the Additional Notes and all Notes to be issued on the Original Issue Date, and any Additional Notes subsequently issued shall be treated as a single series for all purposes under the Indenture.

Section 2.09 Parent Guarantee. DCP Midstream, LP shall be a Guarantor of the Notes in accordance with Article Sixteen of the Original Indenture. Upon a default in payment of principal of, or premium, if any, or interest on the Notes, the Trustee, on behalf of the Holders of the Notes, may institute legal proceedings directly against the Guarantor to enforce the Guarantee set forth in Article Sixteen of the Original Indenture (as amended and supplemented by this Seventh Supplemental Indenture) without first proceeding against the Company. For the purposes of this Seventh Supplemental Indenture and the Notes (including without limitation the provisions of the Original Indenture to the extent applicable thereto), the term “Guarantor” (and such derivative terms as are herein or therein used) shall mean DCP Midstream, LP, and accordingly, the Guarantee of DCP Midstream, LP shall be a Guarantee with respect to the Indenture and the Notes; provided, however, that such Guarantee shall not apply to any obligations under any series of Securities other than the Notes.

To evidence its Guarantee set forth in Article Sixteen of the Original Indenture (as amended and supplemented by this Seventh Supplemental Indenture), the Guarantor hereby agrees that a notation of such Guarantee substantially in the form attached as Annex B hereto will be endorsed by an Officer of the Guarantor on each Note authenticated and delivered by the Trustee and that this Seventh Supplemental Indenture will be executed on behalf of the Guarantor by one of its Officers.

The Guarantor hereby agrees that its Guarantee set forth in Article Sixteen of the Original Indenture (as amended and supplemented by this Seventh Supplemental Indenture) will remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee.

If an Officer whose signature is on this Seventh Supplemental Indenture or on the Guarantee no longer holds that office at the time the Trustee authenticates the Note on which a Guarantee is endorsed, the Guarantee will be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, will constitute due delivery of the Guarantee set forth in the Indenture on behalf of the Guarantor.

Section 2.10 Global Security Legend. Each security certificate evidencing the Global Securities shall bear a legend substantially in the form set forth in Section 203 of the Original Indenture.

ARTICLE 3

COVENANT SUPPLEMENTS

The covenants contained in this Article 3 shall apply to the Notes only and not to any other series of Securities issued under the Original Indenture, and any covenants provided in this Article 3 are expressly being included solely for the benefit of the Notes and not for the benefit of any other series of Securities issued under the Original Indenture. The covenants contained in this Article 3 shall be effective only for so long as any Notes remain Outstanding.

Section 3.01 Limitation on Liens. While any of the Notes remain Outstanding, the Guarantor will not, nor will it permit any Principal Subsidiary to, create, or permit to be created or to exist, any Lien of any kind upon any Principal Property of the Guarantor or any Principal Subsidiary, or upon any shares of stock of any Principal Subsidiary, whether such Principal Property is, or shares of stock are, now owned or hereafter acquired, to secure any Debt of the Guarantor or any other Person, unless it shall make effective provision whereby the Notes then Outstanding shall be secured by such Lien equally and ratably with any and all such Debt thereby secured so long as such Debt shall be so secured; provided, however, that nothing in this Section shall be construed to prevent the Guarantor or any Principal Subsidiary from creating, or from permitting to be created or to exist, any Liens with respect to:

(a) purchase money mortgages, or other purchase money Liens of any kind upon property hereafter acquired by the Guarantor or any Principal Subsidiary, or Liens of any kind existing on any property or any shares of stock at the time of the acquisition thereof (including Liens that exist on any property or any shares of stock of a Person that is consolidated with or merged with or into the Guarantor or any Principal Subsidiary or that transfers or leases all or substantially all of its properties to the Guarantor or any Principal Subsidiary), or conditional sales agreements or other title retention agreements and leases in the nature of title retention agreements with respect to any property hereafter acquired; provided, however, that no such Lien shall extend to or cover any other property of the Guarantor or such Principal Subsidiary;

(b) Liens upon any property of the Guarantor or any Principal Subsidiary or any shares of stock of any Principal Subsidiary existing as of the date of the initial issuance of the Securities or upon the property or any shares of stock of any Corporation, which Liens existed at the time such Corporation became a Subsidiary of the Guarantor; Liens for taxes or assessments or other governmental charges or levies relating to amounts that are not yet delinquent or are being contested in good faith; pledges to secure other governmental charges or levies; pledges or deposits to secure obligations under worker’s compensation laws, unemployment insurance and other social security legislation; pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Guarantor or any Principal Subsidiary is a party; pledges or deposits to secure public or statutory obligations of the Guarantor or any Principal Subsidiary; builders’, materialmen’s, mechanics’, carriers’, warehousemen’s, workers’, repairmen’s, operators’, landlords’ or other similar Liens, in the ordinary course of business; pledges or deposits to secure surety, stay, appeal, indemnity, customs, performance or return-of-money bonds or pledges or deposits in lieu thereof; Liens created by or resulting from any litigation or proceeding that at the time is being contested in good faith by appropriate proceedings, including Liens relating to judgments thereunder as to which the Guarantor or any Principal Subsidiary has not exhausted its appellate rights; Liens on deposits required by any Person with whom the Guarantor or any Principal Subsidiary enters into forward contracts, futures contracts, swap agreements or other commodities contracts in the ordinary course of business and in accordance with established risk management policies; Liens in connection with leases (other than capital leases) made, or existing on property acquired, in the ordinary course of business;

(c) easements (including, without limitation, reciprocal easement agreements and utility agreements), zoning restrictions, rights-of-way, covenants, consents, reservations, encroachments, variations and other restrictions on the use of property or minor irregularities in title thereto, charges or encumbrances (whether or not recorded) affecting the use of real property and which are incidental to, and do not materially impair the use of such property in the operation of the business of the Guarantor and its Subsidiaries, taken as a whole, or the value of such property for the purpose of such business;

(d) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

(e) Liens of any kind upon any property acquired, constructed, developed or improved by the Guarantor or any Principal Subsidiary (whether alone or in association with others) after the date of this Seventh Supplemental Indenture that are created prior to, at the time of, or within 12 months after such acquisition (or in the case of property constructed, developed or improved, after the completion of such construction, development or improvement and commencement of full commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price or cost thereof; provided, that in the case of such construction, development or improvement the Liens shall not apply to any property theretofore owned by the Guarantor or any Principal Subsidiary other than theretofore unimproved real property;

(f) Liens in favor of the Guarantor, one or more Principal Subsidiaries, one or more wholly-owned Subsidiaries of the Guarantor or any of the foregoing in combination;

(g) the replacement, extension or renewal (or successive replacements, extensions or renewals), as a whole or in part, of any Lien, or of any agreement, referred to above in clauses (a) through (f) inclusive, or the replacement, extension or renewal of the Debt secured thereby (not exceeding the principal amount of Debt secured thereby, other than to provide for the payment of any underwriting or other fees related to any such replacement, extension or renewal, as well as any premiums owed on and accrued and unpaid interest payable in connection with any such replacement, extension or renewal); provided that such replacement, extension or renewal is limited to all or a part of the same property that secured the Lien replaced, extended or renewed (plus improvements thereon or additions or accessions thereto); or

(h) any Lien not excepted by the foregoing clauses (a) through (g); provided, that immediately after the creation or assumption of such Lien the aggregate principal amount of Debt of the Guarantor or any Principal Subsidiary secured by all Liens created or assumed under the provisions of this clause (h), together with all net sale proceeds from any Sale-Leaseback Transactions (excluding net sale proceeds applied pursuant to clause (c)(1) of Section 3.02) shall not exceed an amount equal to 10% of the Consolidated Net Tangible Assets for the fiscal quarter that was most recently completed prior to the creation or assumption of such Lien. Notwithstanding the foregoing, for purposes of making the calculation set forth in this Section 3.01(h), with respect to any such secured indebtedness of a non-wholly-owned Principal Subsidiary of the Company or the Guarantor with no recourse to the Company, the Guarantor or any wholly-owned Principal Subsidiary thereof, only that portion of the aggregate principal amount of indebtedness for borrowed money reflecting the Company’s or the Guarantor’s pro rata ownership interest in such non-wholly-owned Principal Subsidiary shall be included in calculating compliance herewith.

As used in this Section 3.01, the term “shares of stock” means any and all shares of Capital Stock.

Section 3.02 Restriction of Sale-Leaseback Transaction. The Guarantor will not, nor will it permit any Principal Subsidiary to, engage in a Sale-Leaseback Transaction, unless:

(a) the Sale-Leaseback Transaction occurs within one year from the date of acquisition of the Principal Property subject thereto or the date of the completion of construction or commencement of full operations on such Principal Property, whichever is later, and the Guarantor shall have elected to designate, as a credit against (but not exceeding) the purchase price or cost of construction of such Principal Property, an amount equal to all or a portion of the net sale proceeds from such Sale-Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below);

(b) the Guarantor or such Principal Subsidiary would be entitled under Section 3.01 to incur Debt secured by a Lien on the Principal Property subject to the Sale-Leaseback Transaction in a principal amount equal to or exceeding the net sale proceeds from such Sale-Leaseback Transaction without equally and ratably securing the Notes; or

(c) the Guarantor or such Principal Subsidiary, within a six-month period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the net sale proceeds from such Sale-Leaseback Transaction to (1) the prepayment, repayment, redemption or retirement of any unsubordinated Debt of the Guarantor or any Subsidiary of the Guarantor (A) for borrowed money or (B) evidenced by bonds, debentures, notes or other similar instruments, or (2) investment in another Principal Property.

Section 3.03 Covenant Defeasance and Waiver. Upon the Company’s exercise of the option described in Section 402(3) of the Indenture with respect to the Notes, in addition to the other obligations permitted to be released by Section 402(3), the Company shall be released from its obligations to comply with any term, provision or condition under Sections 3.01, 3.02 and 3.05 of this Seventh Supplemental Indenture with respect to the Notes. The provisions of Sections 3.01, 3.02 and 3.05 of this Seventh Supplemental Indenture may be waived in accordance with Section 1005 of the Indenture.

Section 3.04 Future Subsidiary Guarantors. The Company shall cause each Subsidiary of the Company that guarantees or becomes a co-obligor in respect of any Funded Debt of the Company or the Guarantor to promptly execute and deliver a supplemental indenture, substantially in the form of Annex C hereto, providing for the guarantee of the payment of the Notes pursuant hereto.

Section 3.05 Repurchase Upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the Notes as described under Section 2.05 of this Seventh Supplemental Indenture, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a cash purchase price equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant Regular Record Date to receive interest due on the related Interest Payment Date that has accrued on or prior to the date of purchase.

Within 30 days following any Change of Control Triggering Event, the Company shall send a notice to each Holder describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes on the “Change of Control Payment Date” specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by this Seventh Supplemental Indenture and described in such notice. Holders of Notes electing to have the Company repurchase any or all of such Holders’ Notes pursuant to a Change of Control Offer shall be required to surrender their Notes, with such customary documents of surrender and transfer as the Company may reasonably request be duly completed or transfer their Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Company’s repurchase of any Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions included in this Section 3.05, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.05 by virtue of such compliance.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(c) deliver, or cause to be delivered, to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

On the Change of Control Payment Date, the Paying Agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, the Paying Agent will make such payment through the facilities of The Depository Trust Company), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of this Section 3.05 that require the Company to make a Change of Control Offer following a Change of Control Triggering Event shall be applicable whether or not any other provisions of the Indenture are applicable.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third-party purchases all of the Notes properly tendered and not withdrawn under such third party’s offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

If Holders of not less than 90% of the aggregate principal amount of the Outstanding Notes are validly tendered and not withdrawn in a Change of Control Offer and the Company (or the third party making the Change of Control Offer) purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Notes that remain Outstanding following such purchase at a Redemption Price equal to 101% of the aggregate principal amount of such Notes, plus accrued and unpaid interest on such Notes to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that has accrued on or prior to the Redemption Date).

For purposes of this Section 3.05, the following definitions shall apply:

“Change of Control” means the occurrence of either of the following after the Original Issue Date of the Notes: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Guarantor, the Guarantor’s general partner, DCP Midstream, LLC, and Phillips 66 and Enbridge Inc. and their respective Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Guarantor, the Guarantor’s general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade or withdrawal of the rating of the Notes within the Ratings Decline Period by all three Named Rating Agencies, as a result of which the rating of the Notes by each Named Rating Agency on any day during such Ratings Decline Period is below Investment Grade; provided, however, that no Change of Control Triggering Event will be deemed to have occurred in connection with any reduction in rating if the Named Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing, at its request, that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“Fitch” means Fitch Ratings, Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any replacement agent selected by the Guarantor in accordance with the definition of Named Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc.

“Named Rating Agency” means (i) each of Moody’s, S&P and Fitch; and (ii) if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes, as the case may be, publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

ARTICLE 4

MISCELLANEOUS PROVISIONS

Section 4.01 Recitals by Company and the Guarantor. The recitals in this Seventh Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee, and the Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture. All of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and this Seventh Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 4.02 Ratification and Incorporation of Original Indenture. As amended and supplemented hereby, the Original Indenture is in all respects ratified and confirmed, and the Original Indenture and this Seventh Supplemental Indenture shall be read, taken and construed as one and the same instrument. If and to the extent that the provisions of the Original Indenture are duplicative of, or in contradiction with, the provisions of this Seventh Supplemental Indenture, the provisions of this Seventh Supplemental Indenture will govern.

Section 4.03 Executed in Counterparts. This Seventh Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Portable Document Format (PDF) or facsimile signatures shall be deemed originals.

Section 4.04 Governing Law; Waiver of Jury Trial. THIS SEVENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE COMPANY, THE GUARANTOR, THE HOLDERS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SEVENTH SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.05 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized signatory, all as of the day and year first above written.

DCP MIDSTREAM OPERATING, LP

By:	DCP Midstream Operating, LLC, its general partner

By:	/s/ Sean P. O’Brien

Name:	Sean P. O’Brien
Title:	Group Vice President and Chief Financial Officer

DCP MIDSTREAM, LP

By:	DCP Midstream GP, LP, its general partner

	By:	DCP Midstream GP, LLC, its general partner

By:	/s/ Sean P. O’Brien

Name:	Sean P. O’Brien
Title:	Group Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Karen Yu

Name:	Karen Yu
Title:	Vice President

Signature Page to Seventh Supplemental Indenture

ANNEX A

FORM OF NOTE

[FORM OF FACE OF NOTE]

DCP MIDSTREAM OPERATING, LP

5.375% Senior Note due 2025

[If a Global Security, insert—THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

THE DEPOSITORY TRUST COMPANY SHALL ACT AS THE DEPOSITARY UNTIL A SUCCESSOR SHALL BE APPOINTED BY THE COMPANY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

DCP MIDSTREAM OPERATING, LP

5.375% Senior Note due 2025

No.	U.S. $
CUSIP: 23311VAG2
ISIN: US23311VAG23

DCP Midstream Operating, LP, a Delaware limited partnership (herein called the “Company,” which term includes any successor or resulting Person under the Indenture (as defined on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $500,000,000 United States Dollars on July 15, 2025 and to pay interest thereon from and including July 17, 2018, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on January 15 and July 15 (each, an “Interest Payment Date”) in each year, commencing on January 15, 2019, at the rate of 5.375% per annum, until the principal hereof is paid or made available for payment and at the same rate per annum on any overdue principal and premium, if any, and on any overdue installment of interest (to the extent that the payment of such interest shall be legally enforceable). Interest on this Security shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of interest payable for any partial period shall be computed on the basis of a 360-day year comprised of twelve 30-day months and the days elapsed in any partial month. If any date on which interest is payable on this Security is not a Business Day, then the payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on the date the payment was originally payable. A Business Day shall mean, when used with respect to any Place of Payment, each day that is not a Saturday or Sunday or other day on which banking institutions in that Place of Payment are authorized or required by law, regulation or executive order to close. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the January 1 or July 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed or traded, and upon such notice as may be required by such exchange, all as more fully provided in such Indenture.

[If a Global Security, insert—Payment of the principal of (and premium, if any) and interest on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of principal of, premium, if any, and interest on this Security will be made by wire transfer of immediately available funds to the Depositary for this Global Security; provided that in the case of payments of principal and premium, if any, at maturity or upon redemption, this Security is first surrendered to the Paying Agent.]

[If a Definitive Security, insert— Payment of the principal of (and premium, if any) and interest on this Security will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payments of (i) principal, premium, if any, and interest due at the Stated Maturity or earlier redemption of this Security shall be made at the office of any Paying Agent upon surrender of this Security to such Paying Agent and (ii) interest shall be made, at the option of the Company, subject to such surrender where applicable, by (A) check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (B) wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 16 days prior to the date for payment by the Person entitled thereto.]

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: ,	DCP Midstream Operating, LP

	By:	DCP Midstream Operating, LLC, its general partner

By:

Name:

Title:

3

[Form of Trustee’s Certificate of Authentication]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK

MELLON TRUST COMPANY, N.A.,

as Trustee

By:
Authorized Signatory

Dated:

4

[REVERSE OF NOTE]

DCP MIDSTREAM OPERATING, LP

5.375% Senior Note due 2025

This Security is one of a duly authorized issue of senior securities of the Company (the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of September 30, 2010, as amended and supplemented by the Third Supplemental Indenture thereto, dated as of June 14, 2012, and the Seventh Supplemental Indenture thereto, dated as of July 17, 2018 (such Indenture, as so amended and supplemented being referred to herein as the “Indenture”), by and among the Company, DCP Midstream, LP (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., a national banking association organized and existing under the laws of the United States of America, as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. Capitalized terms used but not defined herein have the meanings set forth in the Indenture. This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $500,000,000. To the extent any provision of this Security conflicts with the express provisions of the Indenture, the Indenture will govern and be controlling. The Company may issue an unlimited aggregate principal amount of additional Securities of this series under the Indenture. Any such additional Securities shall be treated as issued and outstanding Securities of the same series as this Security (with identical terms other than with respect to the issue date, the date of first payment of interest, if applicable, and the payment of interest accruing prior to the issue date) for all purposes of the Indenture, including waivers, amendments, and redemptions.

This Security is the general, unsecured, senior obligation of the Company and is guaranteed pursuant to a guarantee (the “Parent Guarantee”) by the Guarantor. The Parent Guarantee is the general, unsecured, senior obligation of the Guarantor.

At any time prior to April 15, 2025, this Security is redeemable, in whole or in part, at the Company’s option at a Redemption Price equal to the greater of (a) 100% of the principal amount of this Security to be redeemed, and (b) the sum of the present values of the principal amount of this Security to be redeemed and the remaining scheduled payments of interest hereon (exclusive of interest accrued to the Redemption Date) from the Redemption Date to the respective scheduled payment dates discounted from their respective scheduled payment dates to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date. From and after April 15, 2025, this Security shall be redeemable, in whole or in part, at the option of the Company, at a Redemption Price equal to 100% of the principal amount of this Security to be redeemed, plus accrued and unpaid interest, if any, on the principal amount being redeemed to, but not including, such Redemption Date.

For purposes of determining any Redemption Price, the following definitions shall apply:

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the term between the Redemption Date and the Stated Maturity (the “Remaining Life”) that would be utilized, at the time of selection, and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the Remaining Life.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of all of the Reference Treasury Dealer Quotations or (b) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities LLC, Barclays Capital Inc., Citigroup Global Markets Inc., Mizuho Securities USA LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and a U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”) selected by

MUFG Securities Americas Inc., and their respective successors; provided, however, that if any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer and (ii) one other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., The City of New York time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on this Security or the portions hereof called for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The Company is not required to make mandatory redemption or sinking fund payments with respect to this Security.

Notices of redemption may be subject to one or more conditions precedent specified in such notices of redemption. If a notice of redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived (provided, that in no event shall such Redemption Date be delayed to a date later than 60 days after the date on which such notice was sent), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed. The Company shall provide written notice of the satisfaction or waiver of such conditions, the delay of such Redemption Date or the rescission of such notice of redemption to the Trustee no later than one Business Day prior to the scheduled Redemption Date, and the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given. Upon receipt of such notice of the delay of such Redemption Date or the rescission of such notice of redemption, such Redemption Date shall be automatically delayed or such notice of redemption shall be automatically rescinded, as applicable, and the redemption of the Notes shall be automatically delayed or rescinded and cancelled, as applicable, as provided in such notice.

Upon the occurrence of a Change of Control Triggering Event, unless the Company has exercised its right to redeem all of this Security, the Holder of this Security will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of this Security pursuant to the offer described below (the “Change of Control Offer”) at a cash purchase price equal to 101% of the aggregate principal amount of this Security repurchased, plus accrued and unpaid interest, if any, on the aggregate principal amount of this Security repurchased to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the rights of the Holder of this Security on the relevant Regular Record Date to receive interest due on the related Interest Payment Date that has accrued on or prior to the date of purchase.

Within 30 days following any Change of Control Triggering Event, the Company shall send a notice to the Holder of this Security describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase this Security on the “Change of Control Payment Date” specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is sent, pursuant to the procedures required by the Indenture and described in such notice. If the Holder of this Security elects to have the Company repurchase all or part of this Security pursuant to a Change of Control Offer, the Holder shall be required to surrender this Security, with such customary documents of surrender and transfer as the Company may reasonably request be duly completed or transfer this Security by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the Company’s repurchase of this Security as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions in the Indenture or this Security, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Indenture or this Security by virtue of such compliance.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

(a) accept for payment this Security or portions of this Security properly tendered pursuant to the Change of Control Offer;

(b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of this Security or portions of this Security properly tendered; and

(c) deliver, or cause to be delivered, to the Trustee this Security properly accepted together with an Officer’s Certificate stating the aggregate principal amount of this Security or portions of this Security being purchased.

On the Change of Control Payment Date, if the Holder has properly tendered all or a portion of this Security, the Paying Agent will promptly mail to the Holder the Change of Control Payment for this Security (or, if this Security is then in global form, the Paying Agent will make such payment through the facilities of The Depository Trust Company), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to the Holder a new Security equal in principal amount to any unpurchased portion of this Security surrendered, if any; provided, that each new Security shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions of the Indenture that require the Company to make a Change of Control Offer following a Change of Control Triggering Event shall be applicable whether or not any other provisions of the Indenture are applicable.

The Company shall not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third-party purchases all of this Security properly tendered and not withdrawn under such third party’s offer. In addition, the Company shall not repurchase any of this Security if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

If Holders of not less than 90% of the aggregate principal amount of the Securities are validly tendered and not withdrawn in a Change of Control Offer and the Company (or the third party making the Change of Control Offer) purchases all of the Securities validly tendered and not withdrawn by such Holders, the Company shall have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer, to redeem all of the Securities that remain Outstanding following such purchase (including this Security if it then remains Outstanding) at a Redemption Price equal to 101% of the aggregate principal amount of such Securities, plus accrued and unpaid interest on such Securities that remain Outstanding to, but excluding, the date of redemption (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that has accrued on or prior to the Redemption Date).

For purposes of the Change of Control provisions, the following definitions shall apply:

“Change of Control” means the occurrence of either of the following after the Original Issue Date of this Security: (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act); or (ii) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Guarantor, the Guarantor’s general partner, DCP Midstream, LLC, and Phillips 66 and Enbridge Inc. and their respective Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Guarantor, the Guarantor’s general partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade or withdrawal of the rating of this Security within the Ratings Decline Period by all three Named Rating Agencies, as a result of which the rating of this Security by each Named Rating Agency on any day during such Ratings Decline Period is below Investment Grade; provided, however, that no Change of Control Triggering Event will be deemed to have occurred in connection with any reduction in rating if the Named Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing, at its request, that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.

“Fitch” means Fitch Ratings, Ltd.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any replacement agent selected by the Guarantor in accordance with the definition of Named Rating Agency.

“Moody’s” means Moody’s Investors Service, Inc.

“Named Rating Agency” means (i) each of Moody’s, S&P and Fitch; and (ii) if any of Moody’s, S&P or Fitch ceases to rate this Security or fails to make a rating of this Security, as the case may be, publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the occurrence of a Change of Control and (ii) ends 60 days following consummation of such Change of Control.

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of this Security or (b) certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company, the Guarantor and any Subsidiary Guarantor, and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company, the Guarantor or any Subsidiary Guarantor and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company, the Guarantor or any Subsidiary Guarantor with certain provisions of the Indenture and certain existing and past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, regardless of whether notation of such consent or waiver is made upon this Security.

No Holder of this Security shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless (a) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Securities of this series, (b) as set forth in the Indenture, the Holders of a particular percentage of the principal amount of the Outstanding Securities of this series (either not less than 25%, or not less than a majority, in aggregate principal amount of the Outstanding Securities, depending on the nature of the relevant Event of Default) shall have made written request to the Trustee to institute proceedings in respect of certain Events of Default set forth in the Indenture in its own name as Trustee hereunder, (c) such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request, (d) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding and (e) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of this series; it being understood and intended that no one or more of such Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of the Indenture or this Security to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner herein provided or provided in the Indenture and for the equal and ratable benefit of all such Holders.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place(s) and rate, and in the coin or currency, herein prescribed.

[If a Global Security, insert—This Global Security or portion hereof may not be exchanged for Definitive Securities of this series except in the limited circumstances provided in the Indenture. The holders of beneficial interests in this Global Security will not be entitled to receive physical delivery of Definitive Securities except as described in the Indenture and will not be considered the Holders thereof for any purpose under the Indenture.]

[If a Definitive Security, insert— The Holder of this Security may exchange such Security for a beneficial interest in a Global Security or transfer this Security to a Person who takes delivery hereof in the form of a beneficial interest in a Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel this Security and increase or cause to be increased the aggregate principal amount of the applicable Global Security.

At the option of the Holder, this Security may be exchanged for other Definitive Securities of the same series, of any authorized denominations and of like tenor and aggregate principal amount, upon surrender of this Security at an Office or Agency. Whenever this Security is so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Definitive Securities which the Holder making the exchange is entitled to receive.

Upon request by the Holder of this Security and such Holder’s compliance with the provisions of this paragraph, the Registrar shall register the transfer or exchange of this Security. Prior to such registration of transfer or exchange, the Holder shall present or surrender to the Registrar this Security duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of this Security may transfer this Security to a Person who takes delivery thereof in the form of this Security. Upon receipt of a request to register such a transfer, the Registrar shall register such Security pursuant to the instructions from the Holder thereof.]

The Securities of this series are issuable only in registered form without coupons in denominations of U.S. $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including fees and expenses of the Trustee) payable in connection therewith, other than exchanges pursuant to Sections 304, 306, 906 and 1107 of the Indenture.

Except as provided in the Indenture, prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and none of the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse under or upon any obligation, covenant or agreement of or contained in the Indenture or of or contained in this Security, or the Parent Guarantee endorsed thereon, or for any claim based thereon or otherwise in respect thereof, or in any Security or in the Parent Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, shareholder, partner, member, officer, manager or director, as such, past, present or future, of the Company or the Guarantor or of any successor Person, either directly or through the Company or the Guarantor or any successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment, penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released by the acceptance hereof and as a condition of, and as part of the consideration for, the execution of the Indenture and the issuance of the Securities.

This Security shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.

ANNEX B

NOTATION OF GUARANTEE

Each Guarantor (which term includes any successor Person under the Indenture) named below, has fully, unconditionally and absolutely guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture, the due and punctual payment of the principal of, and premium, if any, and interest on the 5.375% Senior Notes due 2025 (the “Securities”) and all other amounts due and payable under the Indenture and the Securities by the Company.

The obligations of the Guarantor to the Holders of Securities and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article Sixteen of the Indenture (as amended and supplemented by the Seventh Supplemental Indenture) and reference is hereby made to the Indenture for the precise terms of the Guarantee.

DCP MIDSTREAM, LP

By:	DCP Midstream GP, LP, its general partner

	By:	DCP Midstream GP, LLC, its general partner

By:

Name:	Sean P. O’Brien
Title:	Group Vice President and Chief Financial Officer

ANNEX C

FORM OF SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of __________, _______, among DCP MIDSTREAM OPERATING, LP, a Delaware limited partnership (the “Company”), DCP MIDSTREAM, LP, a Delaware limited partnership (the “Guarantor”), and __________________________ (the “Subsidiary Guarantor”), a direct or indirect subsidiary of the Company, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (herein called the “Trustee”)

W I T N E S S E T H:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Original Indenture”), dated as of September 30, 2010, as supplemented by the Third Supplemental Indenture (the “Third Supplemental Indenture”), dated as of June 14, 2012, as supplemented by the Seventh Supplemental Indenture (the “Seventh Supplemental Indenture” and, together with the Original Indenture and the Third Supplemental Indenture, the “Indenture”), dated as of July 17, 2018, among the Company, the Guarantor and the Trustee, providing for the issuance of the Company’s 5.375% Notes due 2025 (the “Notes”);

WHEREAS, Section 3.04 of the Seventh Supplemental Indenture provides that under certain circumstances the Company is required to cause the Subsidiary Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantor shall unconditionally guarantee all of the Company’s obligations under the Notes pursuant to a guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 901 of the Original Indenture, the Company, the Guarantor, the Subsidiary Guarantor and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantor, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

Section 1. Definitions.

(a) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture or the Seventh Supplemental Indenture, as applicable.

(b) For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

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Section 2. Agreement to Guarantee.

(a) The Subsidiary Guarantor hereby agrees, jointly and severally with any other Guarantors under the Indenture with respect to the Notes, to guarantee the Company’s obligations under the Notes and all other amounts due and payable under the Indenture on the terms and subject to the conditions set forth in Article Sixteen of the Original Indenture and Section 2.09 of the Seventh Supplemental Indenture (as if such Section 2.09 related to the Guarantee hereunder) and to be bound by all other applicable provisions of the Indenture. To further evidence the Guarantee set forth in Article Sixteen of the Original Indenture (as amended and supplemented by the Seventh Supplemental Indenture and this Supplemental Indenture), the Subsidiary Guarantor is executing a notation relating to such Guarantee, substantially in the form attached to the Seventh Supplemental Indenture as Annex B. Except as expressly amended hereby, the Indenture and the Seventh Supplemental Indenture are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3. Governing Law; Waiver of Jury Trial. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE OR INSTRUMENTS ENTERED INTO AND, IN EACH CASE, PERFORMED IN SAID STATE. EACH OF THE COMPANY, THE GUARANTOR , THE SUBSIDIARY GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4. Recitals by Company, the Subsidiary Guarantor and the Guarantor. The recitals in this Supplemental Indenture are made by the Company, the Subsidiary Guarantor and the Guarantor only and not by the Trustee, and the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 5. Executed in Counterparts. This Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument. Portable Document Format (PDF) or facsimile signatures shall be deemed originals.

Section 6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

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Section 7. Ratification and Incorporation of Original Indenture. As amended and supplemented hereby, the Indenture is in all respects ratified and confirmed, and the Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. If and to the extent that the provisions of the Indenture are duplicative of, or in contradiction with, the provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture will govern.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DCP MIDSTREAM OPERATING, LP

By:	DCP Midstream Operating, LLC,
its general partner

By:

Name:

Title:

DCP MIDSTREAM, LP

By:	DCP Midstream GP, LP,
its general partner

By:	DCP Midstream GP, LLC,
its general partner

By:

Name:

Title:

[SUBSIDIARY GUARANTOR]

By:

Name:

Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:

Name:

Title:

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